Walgreens Boots Alliance
Long Term Global Assignment Policy Effective November 1, 2021
        (Updated Sep 2023)

Contents
Introduction    4
Policy Governance and Changes    4
Principles    5
Assignment Eligibility and Approval    5
Dependents    6
Domestic Partner Relationship    6
Qualifying Partner is also an Assignee    6
Family Size Changes    7
Assignee Conduct    7
Diversity, Equity and Inclusion    7
EXECUTIVE SUMMARY – CORE BENEFITS    8
EXECUTIVE SUMMARY – FLEXIBLE BENEFITS    15
PRE‐ASSIGNMENT    18
Review and Agreement of Terms and Conditions of Assignment    18
Assignment Briefing (CORE)    18
Immigration and Travel Documents (CORE)    18
Immunizations, Physical Examinations, and Testing (CORE, where required)    19
Global Safety and Security Services (CORE)    19
Cultural Orientation Program (FLEXIBLE)    20
RELOCATION    22
Home Location Housing    22
Homeowner    22
Renter (CORE)    22
Loss on Sale of Automobile(s) (FLEXIBLE)    22
Automobile(s) Lease Cancellation (FLEXIBLE)    22
Destination Services (CORE)    23
School Search Assistance (FLEXIBLE)    23
Temporary Accommodations (FLEXIBLE)    23
Shipment of Household Goods (FLEXIBLE)    23
Excess Baggage (FLEXIBLE)    24
Household Pet Relocation (FLEXIBLE)    24
Paid Time‐Off to Relocate (CORE)    25
Settling‐in Time (CORE)    25
TAX    25
        (Updated Sep 2023)

Pre‐Departure Tax Briefing (CORE)    25
Tax Equalization (CORE)    25
Tax Return Preparation (CORE)    27
Social Security / National Insurance – UK (CORE)    28
ASSIGNMENT COMPENSATION AND ALLOWANCES    29
Salary (CORE)    29
Incentive Bonus (CORE)    29
Long‐Term Incentive Awards (CORE)    29
Other Compensation and Benefits    30
Relocation Expense Lump Sum Payment (CORE)    30
Cost of Living Allowance (CORE, where applicable)    30
Host Country Housing and Utilities (CORE)    31
Host Country Home Ownership    32
Dependent Education (CORE)    32
Primary and Secondary Education    33
Post‐Secondary Education    33
Host Country Transportation (FLEXIBLE)    33
Hardship Allowance (CORE)    34
Healthcare Benefits (Core)    34
TIME OFF BENEFITS (CORE)    35
Working Hours and Public Holidays (CORE)    35
Home Leave (CORE)    35
Emergency Leave (CORE)    36
Medical Emergency (Core)    36
Evacuation and Safety (CORE)    36
Employee Assistance Program ("EAP") (CORE)    37
ASSIGNMENT STATUS CHANGES    37
Extension of Assignment    37
Sequential Assignments    38
Conversion from a Short Term Assignment    38
Conversion to the Permanent International Transfer Policy    38
Death on Assignment    38
End of the Assignment    38
REPATRIATION    39
Departure Services (CORE)    39
Repatriation Expense Lump Sum Payment (CORE)    39
        (Updated Sep 2023)

Automobile Lease Cancellation ‐ Repatriation (FLEXIBLE)    40
Cultural Re‐integration Assistance (FLEXIBLE)    40
Temporary Accommodations ‐ Repatriation (FLEXIBLE)    41
Return Shipment of Household Goods (FLEXIBLE, when provided outbound at beginning of the assignment)    41
Repayment Agreement    41
TERMINATION    41
Involuntary Termination    41
Voluntary Termination    42
Appendix A – Terminology    43
Appendix B ‐ Shipment Exclusions    45
        (Updated Sep 2023)

Introduction

As Walgreens Boots Alliance, Inc. (The Company, or WBA) continues to expand our business to be the premier global pharmacy-led, health and well-being enterprise, some of our team members live and work in a "host country," other than their "home country” in a cross-continental relocation as an “assignee.” WBA has designed this policy to facilitate the assignment experience and increase understanding that taking on a global assignment can be an exciting change, but also can be disruptive to work and family life. WBA’s intent is to provide assignees with assistance throughout the assignment process and to provide market-competitive compensation and benefits. It also ensures that WBA remains compliant, particularly from a tax and immigration perspective.

Other key considerations are the requirements around obtaining work permits and/or entry visas and following immigration requirements while considering and preparing for the assignment. It is a shared responsibility to communicate openly and honestly and to work collaboratively to ensure the highest level of motivation, morale, and productivity during the relocation process.

This document explains the Long Term Global Assignment Policy of WBA and its entities (collectively referred to as “WBA”) and the associated benefits. The long term global assignment policy and totality of the assignment processes are managed by WBA’s Global Mobility team (“Global Mobility).”

The Company would like to make the relocation process a positive experience for assignees and their families. Therefore, reasonable and necessary expenses that might be incurred during the move have been addressed.

Policy Governance and Changes

The statements contained in this policy do not create or constitute a contract, or an implied contract of employment or any other kind of binding agreement between the Company and a team member. Likewise, team members have no contractual rights to any relocation benefits in this policy, as the actual benefits provided to each team member are as set forth in the individual’s secondment or assignment letter. In addition, nothing in this policy constitutes a contract or guarantee of indefinite employment. As business practices and company needs change, the policies are subject to revision and may be modified or discontinued at the Company’s discretion. If there is any inconsistency between the provisions of the policy and any secondment or assignment letter, the provisions of the letter shall take precedence, subject to all required approvals of such letter.

This policy shall be governed by the applicable laws of the U.S. and the state of Illinois, as well as the applicable laws and regulations of the home and host countries for each assignment.

This policy is administered by the Senior Director Health, Retirement Benefits and Global Mobility. The Company reserves the right to change this policy at any time or to amend it, without notice or obligation to anyone. Any intentional misrepresentation on the part of a team member who is receiving benefits under this policy may result in disciplinary action and/or the termination of all benefits being provided. Further, in these circumstances, the Company has a right to recover any and all expenditures made or intended for the assignee.

Questions about the interpretation or applicability of this policy should be directed to Global Mobility.
    4    (Updated Sep 2023)

ASSIGNEES WILL BE RESPONSIBLE FOR ANY EXPENSE INCURRED OUTSIDE THIS POLICY, UNLESS APPROVED IN WRITING BY THESENIOR DIRECTOR HEALTH, RETIREMENT BENEFITS, AND GLOBAL MOBILITY .

Principles

Each Business must have in place local Policies and Procedures for the management of all HR issues and this policy sits alongside that policy to manage any international moves.

Each Business must manage its international assignees in close partnership with Global Mobility.

It is the Businesses’ responsibility to inform Global Mobility as early as possible in the process of a potential assignment. Early discussions provide Global Mobility the time necessary to assess the viability of the proposed assignment, tax implications, and immigration-related matters and to advise the business of the steps to take to ensure compliance. Early discussion also provides Global Mobility the opportunity to explore any potential tax planning opportunities and put these in place where appropriate. Finally, early discussions provide the business the opportunity to consider alternatives should an assignment not be possible.

All taxation compliance as advised by Global Mobility must be properly controlled and managed to meet the Company’s legal obligation to fulfil its duties under the taxation laws of each jurisdiction in which its businesses operate.

Assignment Eligibility and Approval

The selection process will be a key part of the global assignment process in ensuring the most qualified talent is selected for any cross-continental assignment based on business needs. This policy applies to full-time assignees who are transferred from their home country to another cross- continent country at the request of WBA or one of its entities and who are expected to remain in the host country from one to three years. Any other type of assignment is covered under separate Company policies.

Where citizens or nationals of one country are seconded or assigned by the Company to work in another country, the country where the assignee is hired/currently working is considered the home country for the purposes of this policy. Team members not eligible for this policy include:

•Team members who voluntarily request a transfer; and/or
•Team members with a recent performance rating below 3.0 ("Achieves Expectations") or equivalent in the local area

All proposed global assignments must be submitted in writing to Global Mobility and approved by the following leaders before any offer or commitment concerning a global assignment is extended:

•Senior Director Health, Retirement Benefits and Global Mobility;
•SVP or above responsible for relevant business or function;
•CHRO / HR Director for relevant business;
•EVP & Global Chief Human Resources Officer
    5    (Updated Sep 2023)

For roles at the Senior Vice President or above, all proposed global assignments must first be reviewed and approved by the following leaders and then, if applicable, approved by the Compensation and Leadership Development Committee of the Board of Directors:

•EVP & Global Chief Human Resources Officer
•CEO

Prior to commencement of the assignment, a Letter of Assignment shall be prepared by Global Mobility, reviewed and agreed by:

•HR Director or above responsible for relevant business or function
•SVP or above responsible for relevant business or function
•Assignee

Please Note: Eligibility for assignment is subject to medical clearances, foreign government entry documents, work permits, or entry visas, and the acceptance of the terms and conditions as outlined in the Letter of Assignment.
Dependents

For purposes of determining eligibility for the relocation provisions of this policy, and for such assignment benefits as home leave, host country services, etc., a dependent is (unless otherwise defined):

•Qualifying partner which includes spouse or other partner (including same and opposite- sex domestic partners), in all cases as defined under home country laws and policies
•Natural born children
•Unmarried minors as defined by the home country for whom the assignee has legal custody or guardianship and who are dependent upon the assignee for financial support (or, if full-time undergraduate university student who is 18 years of age or younger, as appropriate in the home country), including:

oLegally adopted minor children or minor children in the process of legal adoption and who are living with the assignee;
oDisabled dependent family members;
oMinor stepchildren living with the assignee
Domestic Partner Relationship

A domestic partner as defined in the applicable business benefits policy may accompany the assignee only when the domestic partner relationship is not in conflict with immigration regulations or other regulations in the host country.
Qualifying Partner is also an Assignee

If both the assignee and qualifying partner are on global assignments for the Company in the same location, the qualifying partner's assignment-related benefits will be adjusted to ensure the qualifying partner does not receive duplicate benefits.
    6    (Updated Sep 2023)

Family Size Changes

If the family size changes during the assignment (either an increase due to marriage, birth or adoption, or a decrease due to divorce/separation, a child ceasing to be a dependent or ceasing to reside at the host country, or the qualifying partner and/or eligible accompanied dependents electing to depart the host country early), all benefits calculated on number of eligible accompanied dependents will be updated accordingly. It is the assignees responsibility to notify Global Mobility within 10 days of the change. Failing to notify Global Mobility of a change within the 10-day period may result in an escalation to senior leadership for review.

In the event of a family death while on assignment, the Company will provide support and the time to address the loss in line with the home country bereavement policy. If the situation results in an early termination of the assignment, the Company will remove any liability the assignee may have as a result of that decision.

Assignee Conduct

Continued adherence and compliance with, amongst all other policies, the Company’s Code of Conduct and Business Ethics and the Company’s Anti-Bribery and Anti-Corruption policy is required during the international assignment. The assignee shall not engage, directly or indirectly, in any other employment, services, or business whatsoever, including a personal business endeavor, during the assignment.

The assignee, and their eligible accompanied dependents, will be required to respect and observe local laws and customs while on assignment. Activities that cause or could be deemed to cause embarrassment to the Company or any related entity will be grounds for recall and possible termination of employment.

Diversity, Equity and Inclusion

The Company is committed to fostering a fair, inclusive and equitable culture where all team members feel respected, valued, and excited to drive superior business performance.
    7    (Updated Sep 2023)

EXECUTIVE SUMMARY – CORE BENEFITS

Core benefits are defined as essential mobility support elements based on business and individual requirements. In summary, the following core benefits will be provided to the assignee as part of a long-term global assignment:

Assignment Briefings (CORE)
Upon initiation on a global assignment, assignee will receive assistance from global mobility, immigration, and/or relocation providers, and tax consultants. Assistance will be provided after the assignee completes all necessary paperwork.

Immigration	The Company will manage the application, filling, and associated
(CORE)	administrative steps necessary to secure the work permit and/or entry visa in advance of the assignment. Please be aware that jurisdictional administrative processes may influence the formal date for initiation of the assignment.
Immunizations,	Assignee and eligible accompanied dependents may be required to
Physical Exams,	undergo medical consultations and/or health/medical related examinations
and Testing (CORE,	and tests prior to assignment initiation. Assignee will be required to
where required)	demonstrate compliance with the COVID vaccination per Company policy and may be required to show compliance with other immunizations. Eligible accompanied dependents will need to comply with host country requirements for the COVID vaccination and other immunizations for temporary residents.
Global Safety and Security Services (CORE)
Assignee is required to undergo a safety and security briefing with the Global Security team prior to leaving the home country and starting the assignment. Throughout the international assignment, the Global Security team provides assignees and eligible accompanied dependents 24/7 safety, security, and medical information and support, as well as enhanced monitoring services.

Assignee and eligible accompanied dependents have a corresponding responsibility to exercise sensible safety and security precautions.

Base Salary (CORE)
Base salary will remain the same as it was in the home country and assignee will be eligible for annual merit increases per the home country practice. Salary will continue to be paid in home country currency and through home country payroll.

Incentive Bonus (CORE)
Bonus eligibility and practices is according to the home country policies and guidelines and denominated in the home country currency. Bonus is calculated based on host country performance while on assignment.

Long Term Incentive Awards (CORE)
If eligible, assignee will receive long term incentive awards under the same programs as in the home country. Prior to a stock distribution, assignee’s taxes will be reviewed by the Company’s designated international tax provider to determine the tax effect of the distribution in the home country and the host country. If assignee is interested in exercising stock options, please advise the Company’s designated international tax provider prior to exercising the options.

Relocation Expense Lump-Sum Payment (CORE)
After agreeing to the terms of the assignment and signing the Repayment Agreement, the assignee will receive a relocation expense net payment designed to cover relocation expenses not covered by the policy.

    8    (Updated Sep 2023)

The lump-sum expense payment is provided to cover expenses such as, but not limited to: vehicle registrations and driver’s license, banking fees/charges for currency exchange, house cleaning, services for international mobile devices, mail forwarding, small appliances, tips and gratuities, transformers and electrical adapters, curtains, blinds, etc.

The payment is designed to reduce record-keeping requirements for expenses, simplify administrative processes, and provide the maximum flexibility to manage cash flow during relocation. If actual expenses are less than the payment, the assignee may retain the unused portion. Conversely, if expenses exceed the payment, the assignee will be responsible for these costs. No receipts are required to obtain this payment.

Refer to the Travel to/from the Host Country section for guidance on booking travel and Temporary Accommodations section for further guidance.

Cost of Living Allowance (COLA) (CORE)
Assignee may receive a monthly COLA based on any difference between the costs of goods and services in the home country versus the host country. This will be added to the normal payroll and will be grossed-up to cover the additional tax liability. COLA calculation is performed by the data provider.

Hardship Allowance (CORE)	An allowance may be paid in certain assignment locations, to recognize any difficult living, working, climatic conditions and physical hardships experienced while on assignment.
Healthcare Benefits (CORE)
The Company will arrange for global healthcare insurance coverage at no premium cost to the assignee and eligible accompanied dependents. Prior to returning to the home country, the assignee will be enrolled or permitted to enroll in a home country coverage, if applicable.

Employee Assistance Program ("EAP") (CORE)
The Company maintains a Global Employee Assistance Program (EAP) for assignees as part of the medical benefit, which provides confidential professional assistance involving personal situations for the assignee and eligible accompanied dependents. The assignee is encouraged to use the Employee Assistance Program for counseling and assistance if needed.

Other Compensation and Benefits
Relocation reimbursements, allowances and other "additional income" paid to the assignee will not be considered as earnings for determining compensation awards, bonus, benefits coverage, or deductions.

Home Location Housing – Renter (CORE)
If the assignee must break a lease for the primary residence in the home country location as a result of accepting a global assignment, the Company and the host country will provide assistance with the early termination of a rental agreement.

Travel to/from the Host Country (CORE)
With prior approval from the Host Leader and Global Mobility, the assignee and eligible accompanied dependents, may be reimbursed for costs associated with travel to/from the host country for: pre-assignment trip, final relocation trip to the host country, emergency or medical leave (when necessary), and repatriation trip to the home country.

•Roundtrip air travel (or one-way, whichever is most economical) must be pre-approved by the Host Leader and Global Mobility prior to booking,
•Book assignee travel in accordance with the Home Country business travel policy and guidelines.

    9    (Updated Sep 2023)

•(BUSINESS MAY OPT TO APPROVE SAME TRAVEL
BENEFITS. CHANGE SECTION IF SO) Assignee will be reimbursed for your eligible accompanied dependents’ travel limited to economy class (proof of airfare cost at time of booking is required). Since travel miles are accumulated, assignee has the option to upgrade seats using travel miles or at the assignee’s cost,
•Book approved travel (reschedule travel, if applicable) via the Company designated travel provider,
•Use of a preferred airline (or their preferred international airline partners). Most economical travel fare may result in booking with a non-preferred airline.
•Travel booking must be paid by your corporate credit card or directly to your cost center based on business requirements.

It is incumbent upon the assignee to record and obtain valid receipts for all expenses that will be submitted for reimbursement based on the instructions provided by Global Mobility.

Destination Services (CORE)	The Company may provide destination services, where applicable, to assist with area orientation, settling into the host country environment and complying with local requirements.
Host Country Housing and Utilities (CORE, where applicable)
A housing budget is calculated by the Company’s designated market data provider which includes rent and utilities costs for a rental property in the host country that is reasonable to the work location and number of eligible accompanied dependents. It is not the intent of the company to replicate home country housing, or a particular standard or lifestyle. If the assignee chooses to exceed the approved housing budget, the excess spending is the assignee’s responsibility.

Due to the complexities of seeking residential rentals in foreign countries, unaccompanied home finding visits and lease offers without the Company’s designated destination services provider are not approved and such costs will not be covered or reimbursed.

The Company will pay the cost of required finder's fees, tax stamps, and security deposit. Renter’s content insurance (personal standard household items), maintenance charges such as lawn care and snow removal, and basic utilities (water, gas, heat, and electricity) are covered as long as they are within the approved housing budget and may be included in the monthly rent. These benefits will be grossed-up to cover the additional tax liability.

Host country home ownership can result in significant tax and legal consequences. The purchase of a residence in the host location is strongly discouraged due to the temporary nature of the international assignment. Should the assignee choose to purchase a residence; a housing benefit will no longer be provided. The assignee is required to notify the Company’s designated relocation provider prior to purchasing a property so that the housing support can be terminated. Should the assignee not notify the Company’s designated relocation provider in advance, there will be a requirement to reimburse any duplicative housing payments immediately to the Company.

    10    (Updated Sep 2023)

In addition, no assistance will be provided for the purchase, sale, or operation of an owned residence in the host location. Any costs arising from such home ownership will be borne by the assignee including payment of any utilities and maintenance. The Company accepts no responsibility for losses resulting from the purchase of housing in the host location; including but not limited to losses as the result of market conditions, exchange rate fluctuations, taxes, or other causes, including early termination of the assignment. In addition, should the purchase of housing increase individual tax liability in the host location, the assignee will be responsible for this increased cost.

Taxes (CORE)
The Company’s designated tax provider will assist with the tax implications of a global assignment. This includes preparing a hypothetical tax calculation, annual, federal, and state tax return(s), when applicable for both the home and host countries and a home country tax equalization calculation for each year affected by your assignment.

In addition, the Company will pay the additional tax liability associated with the global assignment, incremental to what the assignee would have paid in the home country on work related income received.

Social Security / National Insurance – UK (CORE)
Assignees will normally remain in their home country Social Security (National Insurance in the UK) system while on assignment, and standard employee-paid contributions will be withheld from the home country payroll. Employer contributions will continue to be made by the employer. The Company will generally arrange for the form A1/Certificate of Coverage applications, if appropriate. An A1/Certificate of Coverage can enable the assignee to continue to participate in their home country system while on assignment and the Company will arrange for the A1/Certificate of Coverage to application and any appropriate extensions to be made.

Pension – not applicable to the U.S. (CORE)
To the extent applicable and possible, the assignee will remain an active participant in the home country pension scheme. In order to remain a participant, the assignee’s current position will be reviewed as the assignee may need to join the pension scheme prior to accepting the overseas assignment. Any contributions made to the pension scheme will be included in the hypothetical tax and tax equalization calculations. The Company will tax equalize employee contributions at its absolute discretion.

No compensation to the assignee will be made for any loss of future pension
/ retirement benefits arising from having to opt out of a current company or personal pension plan due to accepting the assignment.

Dependent Education (CORE)
The designated destination service provider may provide assistance in locating appropriate schooling for minor eligible accompanied dependent(s) who are of the country’s required minimum age to attend through the end of normal secondary education, based on the Home Country educational system, while on assignment. Although it is encouraged to use public schools in the Host location, the Company recognizes that there may be situations where private education is necessary.

It is the Assignee’s responsibility to understand and plan in advance of the dependent’s grade-level advancement upon return to the Home Country at the end of the assignment. Assignee is responsible for the cost and arrange for eligible accompanied dependent care when school is not in session; including but not limited to holidays, teacher’s institutes, and school breaks.

    11    (Updated Sep 2023)

Authorization to select an alternative fee-based school will be considered after all factors have been evaluated. In these circumstances, at the Company’s discretion, it may make a partial contribution towards *required education expenses at a private school.

If the eligible accompanied dependent(s) attended a private, fee-based school in the Home Country, it is expected that the Assignee will contribute the equivalent amount for private school education in the Host Country. Any remaining *required education expense balance may be covered by the Company up to a cap of $15,000 (USD) or the local currency equivalent per minor eligible accompanied dependent per academic year.

* Reimbursable education expenses include tuition, registration, and application fees that are defined as an expense that results from requirements to complete secondary education. Examples of expenses not covered are mandatory off-campus classroom work, field trips, meals, private lessons (language, music, tutoring), school uniforms, tutoring, daycare, extra-curricular activities, sports, summer camps, etc.

Time Off Benefits (CORE)
Annual paid time off will be in accordance with the Company’s policies and procedures in the home country and practice in the host country. Time off requests should be approved by the Host Leader and recorded in the home country time off system.

Paid Time Off to Relocate (CORE)
Assignee may be given up to two days paid leave to be used for relocation purposes to the host country in accordance with home and host country management discretion. Assignee should discuss taking time off at the end of the assignment with the relevant managers, and this should be taken into account when setting the return dates. Consideration must be given to the expiration of work permits and visas as the Company will not pay for extensions to cover a period of time off.

Paid Time Off - Settling In (CORE)	Assignee may be granted a reasonable period of paid time-off to settle into host country housing, in accordance with the Host Leader’s discretion.
Home Leave (CORE)
Assignees and eligible accompanied dependents are eligible for one home leave trip per assignment year to travel to the home country by direct reimbursement (for airline, rail and travel costs to/from the airport or train station only). Home leave should not be taken within three months of the start and end of the assignment.

Temporary accommodations, car rental, and meals while on home leave are the responsibility of the assignee. Absence from work during this leave is to be counted as paid time-off.

While on home leave, the assignee should not be engaged in work in support of the host country business while physically present in the home country. Infrequent incidental business activities (responding to an occasional email or occasional phone call) are permitted, however, engaging robustly is prohibited. Should the assignee have questions about what activities are acceptable while on home leave, the assignee should contact Global Mobility prior to confirming plans to take home leave.

    12    (Updated Sep 2023)

•Unused home leave may not be carried over nor is the monetary equivalent of unused home leave paid out.
•Home leave travel is non-transferrable.
•Home leave travel is a reimbursable benefit after airfare is booked and will not be paid as a cash allowance.
•Home leave travel is a reimbursable benefit when the approvals and rules set forth are strictly adhered to.

The Company will provide or reimburse the following expenses associated with travel to/from the Host Country based on:
•Roundtrip air travel (or one-way, whichever is most economical) must be pre-approved by the Host Leader and Global Mobility prior to booking,
•Book in accordance with the Home Country travel policy and process. You will be reimbursed for your qualifying partner’s travel limited to economy class (proof of airfare cost at time of booking is required). Since travel miles are accumulated, you have the option to upgrade seats using travel miles or at his/her own cost,
•Book (reschedule travel, if applicable) via the Company’s designated travel provider,
•Use of a preferred airline (or their preferred international airline partners). Most economical travel fare may result in booking with a non-preferred airline.
•Flexibility of flight schedules by you and your spouse are required to allow for selection of the most economical travel fare when booking.
•Travel booking must be paid by your corporate credit card or directly to your cost center based on business requirements.

Ground transportation to/from the Home Country and Host Country airports are eligible for reimbursement. Ground transportation (i.e. car rental and/or public transportation), lodging, and meals while on home leave are not reimbursable.

It is incumbent upon the employee to record and obtain valid receipts for all expenses that will be submitted for reimbursement based on the instructions provided by Global Mobility.

Each home leave trip must be recorded in the Home country time off system and reported to Global Mobility and the Company relocation provider, where applicable.

Working Hours and Public Holidays (CORE)	The assignee is subject to host country rules regarding working hours and practices, as well as the local public holiday schedule of the host country.
Emergency Leave (CORE)
As a result of a serious illness or death of an immediate eligible dependent (refer to the home country policy), provisions will be made for the assignee and eligible accompanied dependents to return to the home location.

Reasonable paid time-off is at the discretion of the Host Leader. Reimbursement of a round-trip airfare or rail with the designated travel provider, up to five days of reasonable rental car expenses (excluding gas,

    13    (Updated Sep 2023)

oil, tolls, and parking), as well as transportation to and from the airport, airport taxes, and other direct route transportation costs all in accordance with home country travel policy.

The Company will support assignee and eligible dependent needs while dealing with this difficult situation and encourages use of the company’s EAP (employee assistance program) where available.

Refer to Travel to/from the Host Country section for guidance on booking travel

Medical Emergency (Core)
Should the assignee or an eligible accompanied dependent suffer critical illness and cannot be treated effectively for the condition locally, the Company’s designated healthcare administrator will provide support, and if necessary, the Company will reimburse travel expenses to the nearest center of competent medical knowledge and facilities for the individual to be treated.

Repatriation (CORE)
When the global assignment ends in accordance with policy, the Company and the sponsoring entity will assist with the transition back to the home country or to a new global assignment. This assistance may include return travel, a period of continued tax assistance, a relocation allowance, and air shipment of select personal belongings.

The Assignee and eligible accompanied dependents must repatriate from the Host Country to their Home Country no later than 7 days following the assignment end date or when the period of authorized stay per the terms of the employment visa expire, whichever is earlier.

Departure Services (CORE)
Services to assist the assignee and eligible accompanied dependents upon conclusion of the global assignment may include, but not limited to: lease termination and return of security deposit, coordination of end of tenancy cleaning, final walk-through/inspection of rental, household service cancellations, and bank account closures.

End of Tenancy – Assignee Responsibilities
The assignee is required to use a professional end of tenancy cleaning service. The cost of the cleaning services shall be at the assignee’s expense.

Assignee’s responsibility to return the rental property in the same state in which it was received (taking into account normal wear and tear). Assignee is responsible for reimbursing the Company of any unreturned security deposit due to damage, unauthorized alterations or dilapidation to the property.

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EXECUTIVE SUMMARY – FLEXIBLE BENEFITS
Flexible benefits are optional offerings determined by business’ budget and individual circumstance. In summary, the following flexible benefits may be provided as part of a long-term global assignment:

Loss of Sale on Automobile(s) (FLEXIBLE)
The Company will not ship or store personal automobiles. The assignee may choose to sell an automobile(s) prior to assignment, The Company may reimburse the assignee for any resulting loss based upon the lesser of the difference between the actual sales price and the retail price or a maximum $2,500 (USD) or the local currency equivalent per automobile (one if unaccompanied and up to two if accompanied by qualifying partner)

Automobile(s) Lease Cancellation (FLEXIBLE)
The Company will not ship or store personal automobiles. If the assignee is leasing an automobile at the time of the assignment and the lease contains a cancellation clause, The Company may reimburse the assignee for lease cancellation fees up to a maximum of $2,500 (USD) or local currency equivalent per automobile (one if unaccompanied and up to two if accompanied by qualifying partner).

Cultural Orientation (FLEXIBLE)
Through a Company designated service provider, assignees and eligible accompanied dependents may participate in cultural orientation and language instruction programs to understand local customs and culture associated with the host country.

Language Training (FLEXIBLE)
Assignee and eligible accompanied dependents may receive language training as needed.

In select jurisdictions, language training instruction is required for the accompanied qualifying partner to obtain the entry visa. The Company- designated provider or the host country HR Manager will assist the qualifying partner with enrollment.

Pre-Assignment Trip (FLEXIBLE)
The Company may provide a trip to the host country for the assignee and qualifying partner to assess the host location, procure host country housing, and determine education options. Eligible accompanied school age dependents may need to accompany due to school admission requirements. Pre-approval is required. When possible, the trip should be combined with a business-related visit to the host country office, totaling two visits as part of pre-relocation support.

Until appropriate work authorization is secured in the host country, the assignee shall not engage in productive work during the pre-assignment trip(s) and/or visiting the host country office/location.

Refer to Travel to/from the Host Country section for guidance on booking travel

School Search Assistance (FLEXIBLE)
The Company may provide specialized assistance with school search, guidance, information for accompanied dependents of school age, beyond the standard services included from a Destination Services Provider (DSP).

Shipment of Household Goods (FLEXIBLE)
The Company may provide an air and/or surface shipment for household goods at both the beginning of the assignment and upon completion of the assignment if the host country home does not come furnished and/or purchasing furniture in this host country is prohibitive.

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Insurance is included on the shipment of household goods. Insurance value determined by estimated replacement values of goods.

When repatriating, the assignee will be responsible for additional shipping costs and any import duty payable on furniture and goods purchased during the assignment, as well as any shipment costs for items outside of the limits outlined above, however, the Relocation Expense Lump Sum Payment included in this policy is designed for this purpose.

The Assignee is required to prepare inventories of those goods shipped, including replacement values and full item descriptions. The Company provides moving insurance through its shipping providers based on estimated replacement values of goods. The Company assumes no direct liability for the damage of goods during shipment.

Storage of Household Goods (FLEXIBLE)
The Company may cover the costs of storage and insurance at a capped amount for Assignee’s household goods in the Home Country in line with assignment duration as stated in the original assignment letter. The insurance value is determined by the estimated replacement value of goods as agreed upon by the Company.

The Company will support packing, loading, and delivery into and out of the primary residence in the Home Country and into and out of the designated storage facility or warehouse as approved by the Company.

Furniture Allowance (FLEXIBLE)
In lieu of a household goods sea shipment, the Company may provide, at its discretion, a one-time furniture allowance at the beginning of the assignment if the Host Country home does not come furnished.

Furniture and household goods purchased via the Company’s designated monies shall be donated to one of the Company’s preferred charitable organizations at the conclusion of the assignment. Global Mobility and the relocation provider shall coordinate the donation.

Excess Baggage (FLEXIBLE)	The Company may provide 1 (one) piece of luggage/baggage fee in line with airline weight allowance per approved passenger for the beginning of the assignment and upon completion of the assignment.
Household Pet Relocation (FLEXIBLE)
The Company may reimburse the transportation only expense up to
$2,500 (USD) or local currency equivalent per household pet for up to two
(2) pets. Pet carriers, kenneling, customs, quarantine, licenses, and required health exams and immunizations are excluded from reimbursement. The assignee is responsible for organizing transport and any liability associated with the pet(s) relocation.

Host Country Transportation (FLEXIBLE)
The assignee may dispose of personal automobile(s) at both the beginning and end of the assignment. Lease cancellation assistance may be provided. Refer to the Automobile(s) Lease Cancellation section for details.

While on assignment, the assignee may receive a monthly transportation allowance or benefit to assist with public transportation or the cost with automobile leasing and insurance based on host country practices. Gas and maintenance is the assignee’s responsibility. Eligibility is determined by host country practice and home country car benefit eligibility (will not receive both).

Temporary Accommodations	The assignee may be eligible for temporary accommodations in the home and/or host locations. The Company will reimburse the costs of temporary
    16    (Updated Sep 2023)

(FLEXIBLE)
accommodations, in accordance with the Company’s business travel policy for assignee and any eligible accompanied dependents. The assignee should make every effort to minimize the number of temporary living days.

Global Mobility will provide instruction on the expense reimbursement process It is incumbent upon the assignee to record and obtain valid receipts for all expenses that will be submitted for reimbursement.

Family Assistance (FLEXIBLE)
The Company and the sponsoring entity may provide a reimbursement to further accompanied family member’s personal and career development in the host country and upon returning to the home country.

Assignee must obtain pre-approval by Global Mobility prior to use of the benefit and reimbursement.

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PRE‐ASSIGNMENT
Review and Agreement of Terms and Conditions of Assignment

Prior to accepting a global assignment, the assignee will be provided with the following information to become familiar with the Company mobility policies and compensation programs:

•Long Term Global Assignment Executive Summary outlining general information of how the Company will support the assignment.
•Letter of Assignment outlining assignment terms and explaining the method of compensation. The assignee must return a signed copy of the WBA Assignment Letter, acknowledging their understanding and agreement with terms and conditions of the assignment. After the assignment letter is fully signed by the assignee and the Company, preparation for the relocation process to the host country may begin.
Assignment Briefing (CORE)

IMPORTANT: The assignee should not take any action toward the assignment, including, but not limited to, booking travel, reserving accommodations, shipping goods, etc. until the consultation has taken place and the assignee has been directed to do so.

Accepting a global assignment may be one of the most important decisions one makes during a career at the Company. WBA Global Mobility and its relocation providers will provide assistance with all aspects of this decision and transition.

An important part of the global assignment will be the process of moving to/from the host country. In partnership with WBA Global Mobility, the assignee and qualifying partner (optional) may receive an introductory briefing from the Company’s designated global assignment counselor (when applicable) in concert with Global Mobility. The assignment briefing is designed to ensure the support that will be offered, as well as an opportunity to discuss any unique circumstances that may exist which require special handling. Thereafter, the Company’s designated global relocation provider may be designated to assist with details associated with living and working in the host country. The global relocation provider will contact the assignee within 24-48 business hours of initiating the global assignment.

Throughout the assignment process, the global relocation provider will act as the Company’s agent. Therefore, it is critical that the assignee provide to the Company any feedback on our designated relocation provider so we can assess and continue to provide high service levels.
Immigration and Travel Documents (CORE)

IMPORTANT: The assignee is not permitted to travel or relocate to the host country and begin the assignment until all necessary entry visas and work permits are obtained. Should the host country border agents refuse to grant leave to enter/remain in line with the visa application, the Company will have no choice but to withdraw its offer of assignment. Please be aware that jurisdictional administrative processes may influence the formal date for initiation of the assignment.

The assignee may receive an introductory briefing with the immigration legal representative. The purpose is to provide an overview of the process, an understanding of the travel documents necessary to proceed, and the proposed timescales to obtain the work permit. A work permit provides the legal authorization to a non-citizen to work in another country. Immigration laws that
    18    (Updated Sep 2023)

govern the terms and conditions of employment are complex and vary by country and situation. It is important that employees are legally authorized to enter another country and perform work, regardless of where the work is performed.

Eligibility for a long-term global assignment is contingent upon the assignee providing all relevant documentation in a timely manner and completing all required immigration forms. The Company’s designated immigration legal representative will manage the application filling and associated administrative steps necessary to secure the work permit and/or entry visa in advance of the assignment. At a minimum, a valid passport is required for a non-resident to apply for a work permit or entry visa to the host country. In some countries, it may be considered a criminal offense to engage in work without the necessary travel documentation.

The accompanied qualifying partner and eligible accompanied dependents will receive assistance from the Company in order to obtain the appropriate immigration-related documentation. The assignee will be compensated for any directly related fee(s) for work and/or residence permits and visa entry documents. If a visa does not allow an assignee’s qualifying partner to work in the host country, the qualifying partner will not be compensated for this loss of income.

The assignee is to make both home and host country HR, and the provider completing the documentation for their application, aware of any dependent issues that may affect their visa application. These could be a variety of circumstances; therefore, it is important they are considered early on in the application process so that any potential issues can be considered well in advance.

Immunizations, Physical Examinations, and Testing (CORE, where required)
The availability of medical care in the host country may differ from the medical facilities available in the home country. If not already required to enter the host country, assignees are strongly encouraged to undergo a medical consultation and/or examination before the assignment to address any medical needs and/or receive or demonstrate compliance with immunization, vaccinations, and testing requirements. The assignee may incur expenses (if not covered by insurance) for legally required examinations, testing, and immunizations/vaccinations for the assignee and eligible accompanied dependents. The Company will coordinate the payment and delivery of these services.

Assignee and eligible dependents may be required to undergo medical consultations and/or health/medical related examinations and tests prior to assignment initiation. Assignee will be required to demonstrate compliance with the COVID vaccination per Company policy and may be required to show compliance with other immunizations. Eligible accompanied dependents will need to comply with host country requirements for the COVID vaccination and other immunizations for temporary residents.

Global Safety and Security Services (CORE)

Assignees are required to undergo a safety and security briefing, including location-specific content and standard recommendations, with the Company Global Security team prior to leaving the home country and starting their assignment. Throughout the international assignment, the Global Security team provides assignees and eligible accompanied dependents 24/7 safety, security, and medical information and support, as well as enhanced monitoring services.
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Accompanying the services provided by the Global Security team, assignees and eligible accompanied dependents have a corresponding responsibility to exercise sensible safety and security precautions.
Cultural Orientation Program (FLEXIBLE)

To help better understand local customs and policies associated with the assignment location, the assignee and eligible accompanied dependents may be eligible to attend an in-person or online cultural orientation program through the Company’s designated service provider. A specialist will conduct a needs analysis and work with the individuals to tailor the level of training.

The types of assistance that may be provided include an introduction and understanding of:

•The country, its politics, and its history
•The cultures, customs, and etiquette of the country
•The impact of the culture's customs and values on work and social life
•Preparing to work with new colleagues in the host location
•How to adapt and deal with cultural differences

Language Training (FLEXIBLE)
Considering the importance of local language competence in attaining desired business results, language instruction may be necessary to support success of the assignment. Based on the location, length, and objective of the assignment, the Company will identify the language training best suited to make the transition to the host country.

In select jurisdictions, language training instruction is required for the accompanied qualifying partner to obtain the entry visa. The Company-designated provider or the host country HR Manager will assist the qualifying partner with enrollment. Where language training is not required, language instruction may be provided to the assignee and eligible accompanied dependents (subject to approval by Global Mobility) by a Company-designated provider. The length of the training may vary depending upon the location, length, and objective of the assignment and may be provided for up to 100 hours in total.

US outbound assignees to Switzerland, language proficiency is required for the accompanied qualifying partner. Enrollment in an approved course is required to pursue the spousal work/resident permit. If the business agrees to extend the work/resident permit of the assignee and qualifying partner, the qualifying partner must provide a certificate of language proficiency.

Family Assistance (FLEXIBLE)
The Company and the sponsoring entity may provide a reimbursement to further accompanied family member’s personal and career development in the host country and upon returning to the home country.

Assignee must obtain pre-approval by Global Mobility prior to use of the benefit and reimbursement.

Travel to/from the Host Country (CORE)
With prior approval from the Host Leader and Global Mobility, the assignee and eligible accompanied dependents may be reimbursed for costs associated with travel to/from the host
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country for: pre-assignment trip, final relocation trip to host country, emergency or medical leave, and repatriation trip to home country.

Airfare or rail travel must be in accordance with the Company business travel policy and guidelines.
The Company may provide or reimburse the following expenses associated with travel to/from to the host country based on the following guidelines:
•Roundtrip air or rail travel (or one-way, whichever is most economical) is to be pre- approved by the Host Leader and Global Mobility, booked (or rescheduled travel when necessary) in accordance with the home country travel policy and process, i.e. book (reschedule travel, if applicable) via the Company designated travel provider, use of a preferred airline or rail, select most economical roundtrip travel fare (or one-way for relocation/ repatriation travel to/from home location).
•Roundtrip travel (or one-way travel, whichever is most economical) and ground transportation cost reimbursements are limited to the lowest available direct route to/from the host location in line with the home country travel policy and approval via the normal authorization procedures.
•Reasonable cost of lodging (room rate plus tax), if necessary. En-route lodging limited to one night may be due to travel delays or layovers, if applicable.
•Reasonable cost of meals while en route from the assignment location to the home location. Standard per diem is USD 60 per person per day or local currency equivalent.
It is incumbent upon the employee to record and obtain valid receipts for all expenses that will be submitted for reimbursement based on the instructions provided by Global Mobility.
Pre‐Assignment Trip (FLEXIBLE)
A pre-move visit to the host country may be offered pending immigration requirements to assist the assignee and qualifying partner in making arrangements prior to the assignment. The Company may provide one trip to the host country with prior approval from Global Mobility. The Company’s designated destination services provider will assist with the process of home search and, if applicable, school selection and/or school admission requirements with school-aged eligible accompanied dependents during the visit in the host location.

The trip should not exceed five days for cross continental trips excluding travel time; moves within Europe, the visit is up to three days in length inclusive of travel time. When possible, the trip should be combined with a business-related visit to the host country office, totaling up to two visits as part of pre-relocation support.

Until appropriate work authorization is secured in the host country, the assignee shall not engage in productive work during the pre-assignment trip(s) and/or visiting the host country office/location.

Refer to the Travel to/from the Host Country section for guidance on booking travel.
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RELOCATION

Home Location Housing
Homeowner

The Company encourages the retention of home country home for ease of repatriation. An assignee who is a homeowner is free to manage his or her principal residence as the assignee sees fit. If the assignee decides to sell or rent the residence, careful consideration should be given to the financial and tax implications of selling or renting the primary residence in both the home and host location. The Company does not provide any type of home sale or rental income support. The Company will not reimburse capital gains tax levied on the sale of residential property, or reimbursement of any other expenses related to property ownership in either the home or the host location.
Renter (CORE)

If the assignee must break a lease for the primary residence in the home country location as a result of accepting a global assignment, the assignee will be reimbursed for fees or rental loss charges levied by the landlord, for the remainder of the lease for up to a maximum of 2 months.

Loss on Sale of Automobile(s) (FLEXIBLE)

The Company will not ship or store personal automobile(s). Should the assignee choose to sell or dispose of an automobile(s) prior to assignment, The Company may reimburse the assignee for any resulting loss based upon the difference between the actual sale price and the retail value based on the home country’s automobile valuation resources used by the Company, with a maximum based on the lesser of the difference between the actual sales price and the retail price or a maximum $2,500 (USD) or the local currency equivalent per automobile (one if unaccompanied and up to two if accompanied with qualifying partner). Proof of sale will be required. This policy does not apply to recreational, antique or commercial automobiles or automobiles sold to family members. The Company will pay the actual tax on this reimbursement. An example of the reimbursement calculation for loss on the sale of the Home Country vehicle is provided below.

One Automobile (USD)
1.Retail Value	$10,000
2.Sale Price	($6,000)
3.Loss on Sale (Line 1 less Line 2)	$4,000
4.Reimbursement Loss on Sale (Lesser of 3 and $1,000)	$2,500

Automobile(s) Lease Cancellation (FLEXIBLE)
If the assignee is leasing an automobile at the time of the assignment and the lease contains a cancellation clause, the Company may reimburse the assignee for lease cancellation fees up to a maximum of $2,500 (USD) or local currency equivalent per automobile (one if unaccompanied and up to two if accompanied with qualifying partner) from the time the dealership is notified that the assignee is relocating. The following must be supplied to receive lease cancellation reimbursement:
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•Payment documentation of any cancellation charge
•The lease
•A legal document from the dealership releasing the assignee from all lease obligations, including cancellation charges
Destination Services (CORE)

The assignee may be provided destination services in the host location, to assist the assignee with settling into the new environment and complying with local requirements.

This typically includes:

•Home-finding assistance and lease negotiation;
•Transportation advice;
•Telecommunication and utility installation guidance;
•Area orientation;
•Assistance with opening bank accounts, obtaining driver's licenses, local government paperwork, etc.;
•Health care and leisure activity guidance;
•Move in and move out procedures, as required;
School Search Assistance (FLEXIBLE)

The relocation company support services may be extended to include specialized assistance for eligible accompanied dependents (i.e., the selection of schools for accompanying children) beyond the standard services included from destination services. Pre-approval from the Host Leader and Global Mobility is required.

Temporary Accommodations (FLEXIBLE)

The assignee may be eligible for up to a maximum of 30 days of temporary accommodations in the home and/or host locations in the event the home country residence needs to be vacated prior to departure and/or a long term rental property is not secured and/or your household goods have not arrived in the host location concurrent to your assignment start date. The assignee should make every effort to minimize the number of temporary living days.

The Company will reimburse the costs of temporary accommodations, in accordance with the Company’s business travel policy for you and any eligible accompanied dependents. Global Mobility will provide instruction on the expense reimbursement process. It is incumbent upon the assignee to record and obtain valid receipts for all expenses that will be submitted for reimbursement.
Shipment of Household Goods (FLEXIBLE)

The Company will only pay for shipping household goods from/to the home country and to/from the host country when a furnished or (easily furnished locally) home option is not feasible. In this case, the most effective method of shipment(s) will be used. Covered expenses include the cost of packing, shipping, standard import or customs fees, and unpacking the household goods. Both the collection (in the home country) and delivery (in the host country) of goods is limited to one location (the principal residence). Weight and volume limits for shipments are outlined below.
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Shipping Method	Assignee Only	Accompanied Assignee* (Assignee and eligible accompanied dependent(s))
Air Shipment	D Container, approximately 1.8 cubic meters / 62 cubic feet gross (typically holds 300-400 lbs.)	LDN Container, approximately 2.7 cubic meters / 95 cubic feet gross (typically holds 400-500 lbs.)
Surface Shipment **	20 foot / 3 meter container (Typically holds 6,000-7,000 lbs. or equivalent to a 2-3 bedroom apartment)	Up to 40 foot / 6 meter container (Typically holds 14,000-16,000 lbs. or equivalent to a 3-4 bedroom home)
*For each additional eligible accompanied dependent, air shipment is increased by 150 lbs / 70 kg., subject to space limits within appropriate containers
**Where movement is possible by truck as an overland move, no air shipments will be made, and additional surface shipment will be permitted to include the volume of the air-shipment not utilized.

A list of excludable items that applies to all types of shipping and insurance is detailed in Appendix B.

The assignee may be provided with a basic shipment of family items when renting a semi- furnished property in the host country) via the most cost economical shipping method.

When repatriating, the assignee will be responsible for additional shipping costs and any import duty payable on furniture and goods purchased during the assignment, as well as any shipment costs for items outside of the limits outlined above, however, the Relocation Expense Lump Sum Payment included in this policy is designed for this purpose.

The assignee is required to prepare inventories of those goods shipped, including replacement values and full item descriptions. The Company provides moving insurance through their shipping providers based on estimated replacement values of goods. The Company assumes no direct liability for the damage of goods during shipment.
Excess Baggage (FLEXIBLE)

The Company may provide 1 (one) piece of luggage/baggage fee in line with airline weight allowance per approved passenger for the beginning of the assignment and upon completion of the assignment.
Household Pet Relocation (FLEXIBLE)

Domestic pets are defined as those normally found living in a house with the family members, such as dogs and cats. Costs of transport only (not including pet carriers, kenneling, customs, quarantine, licenses, and required health immunizations) may be reimbursed for up to two (2) pets up to $2,500 or the local currency equivalent per pet. Any expenses above this amount are to be covered by the assignee. The Relocation Expense Lump Sum Payment is provided for these purposes.

The assignee is responsible for making any arrangements regarding the shipment of pets and must take full responsibility for the safe arrival of the pets. Note: the designated service provider can assist the assignee become educated on the costs, customs, importation and quarantine restrictions, and requirements for bringing animals into the host country and for returning animals to the home country and may provide a resource to coordinate the various components of the pets’ move.
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Paid Time‐Off to Relocate (CORE)

Assignees may be given up to two days paid leave to be used for relocation purposes to the host country in accordance with home and host country management discretion. Assignees should discuss taking time off at the end of their assignment with the relevant managers, and this should be taken into account when setting the return dates. Consideration must be given to the expiration of work permits and visas as the Company will not pay for extensions to cover a period of time off.
Settling‐in Time (CORE)

The assignee may be allowed up to three days of paid time off to settle into host country housing, in accordance with host country management discretion for services listed in the Departure Services section.

TAX
Pre‐Departure Tax Briefing (CORE)

It is important that the assignee is familiar with the Company’s tax equalization program, including how they are taxed while on assignment and their home and host country tax filing requirements.

To facilitate this, the Company will arrange a meeting with the designated international tax provider to review the tax equalization program and to discuss tax-effective planning in relation to the global assignment and related Company compensation. Tax planning in respect of personal income is outside of the scope this meeting.

Meetings will be arranged in both the home and host country at both the start and end of the assignment to review and clarify the assignee’s residency position and tax, social security and reporting obligations in relation to the assignment in both locations. In addition, they will provide assistance in relation to completing the relevant registration and deregistration forms in each location.
Tax Equalization (CORE)

As a consequence of the assignment, the income and social taxes due by the assignee will differ from the amount due in their home country prior to the assignment. This can be due to a number of factors which include:
•Income taxes and sometimes social security in the host country becoming due and at different rates when compared to the home country.
•Assignment compensation and allowances becoming liable to taxes in the host and also sometimes the home location.

To address the differences in tax and social security as a result of the assignment, the Company will neutralize the tax and social security impact of the assignment in relation to the Company related income by applying tax equalization.
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Tax equalization aims to ensure that the individual is neither advantaged or disadvantaged, from a tax and social security perspective, as a result of the assignment and seeks to ensure that variances in taxes do not influence an individual when considering an international assignment.

Through tax equalization, the assignee is held to their home country tax and social security rates on their normal WBA compensation. To do this, a hypothetical tax calculation is prepared each year based on the assignees non-assignment compensation items. The hypothetical tax is then deducted from the assignee each pay period in their home country payroll in place of actual tax. The company is then responsible for settling the actual host, and where required, home country taxes on behalf of the assignee.

If the host country taxes are higher than the hypothetical tax withheld from the assignee, the company will assume the difference and likewise, where the host country liability is less than the hypothetical tax withheld, the company will retain the balance.

The hypothetical tax calculation is an estimate of the taxes due by the individual and while every effort is made to ensure that the calculation is accurate, there may be instances where additional taxes may be due by the assignee or the hypothetical tax was overstated and a repayment is due to the assignee.

To ensure therefore that the assignee and the Company have paid the correct amount of actual and hypothetical taxes, the designated international tax provider will prepare a reconciliation calculation, known as a Tax Equalization Calculation (TEC), after the end of each tax year. The TEC is based on the individual’s non-assignment related WBA income and personal income.

If the TEC shows an underpayment, the assignee will be required to make an additional payment to the Company within 30 days of a refund issued by the tax authorities and likewise if the TEC shows an overpayment, the Company will make a payment to the assignee. Personal income tax liabilities resulting from non-WBA income in home and host country tax jurisdictions will be the employee’s responsibility. Tax credits resulting from taxes paid by the assignee on personal income belong to the assignee.

A copy of the TEC will be shared with the assignee by the designated international tax provider, who will also notify the Company of the result of the TEC. As the TEC may include details of personal income, a full copy of the TEC is not shared with the Company.

The principles of tax equalization apply to the assignee and do not extend to the qualifying partner or any dependents. The qualifying partner and dependents are therefore responsible for their own tax and social security liabilities in the home and host locations.

In cases where the assignee has dual citizenship or there is a tax obligation in more than two jurisdictions, the application of tax equalization will be reviewed on a case-by-case basis by the Company.
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The application of hypothetical tax, the TEC and basis of host country taxation can be shown as:

Host Country taxes paid by WBA			Total basis for host country tax calculation
Assignment Allowances and Benefits e.g. COLA, housing, schooling, relocation expenses
Personal Income e.g. Investment income, rental income		Basis for Tax Equalization Calculation (TEC)
WBA Regular Income e.g. Base salary, home country allowances and benefits, bonus	Basis for Hypothetical Tax Calculation

Tax Return Preparation (CORE)

To help the assignee meet their filing and reporting requirements as a result of their global assignment, the Company will authorize the designated international tax advisor to provide assistance in preparing both home (if required) and host country income tax returns.

Such assistance will relate to the years in which the assignee is physically on assignment, years in which trailing income relating to the assignment period is received and any other year as required to recover or address assignment related tax credits or payments.

It is the assignee’s responsibility to comply with any (home and) host filing requirement in a timely manner and comply with deadlines set by the tax authorities or the designated international tax provider.

The assignee is responsible for providing full and complete information in respect of personal income in the requested format. Any penalties or interest which arise as a result of the assignee
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failing to provide full and complete personal income information may be for the assignees account. The payment of personal income taxes and compliance with personal income tax requirements in both the home and host countries is the responsibility of the assignee.

Tax return amendments required as a result of the assignee providing additional personal details or income after the tax return has been prepared are likely to incur additional charges from our designated international tax provider and will be for the assignee’s account.

In addition to providing assistance with preparing and filing the relevant tax returns, the designated international tax provider will also provide assistance in respect correspondence or enquiries from the tax authorities to the extent that they relate to the assignment period and company paid income or reimbursed expenses.
Social Security / National Insurance – UK (CORE)

Assignees will normally remain in their home country Social Security (National Insurance in the UK) system while on assignment, and standard employee-paid contributions will be withheld from the home country payroll. Employer contributions will continue to be made by the employer. The Company will generally arrange for the form A1/Certificate of Coverage applications, if appropriate. An A1/Certificate of Coverage can enable the assignee to continue to participate in their home country system while on assignment and the Company will arrange for the A1/Certificate of Coverage application and any appropriate extensions to be made.

In the event the assignee is required to participate in the host country’s social tax system, the employer will initially make payment of all employer and employee contributions on the assignee’s behalf. Dependent upon any home country social tax liability, the employee contributions may ultimately become the assignee’s responsibility.

Where employee contributions are no longer due to the authorities in the home country, i.e. because the host country is not a reciprocal agreement country to the home country, the assignee will continue to receive a deduction in their hypothetical tax and tax equalization calculations equal to the stay at home position.

Pension (CORE) – not applicable to the U.S.
To the extent applicable and possible, the assignee will remain an active participant in the home country pension scheme. In order to remain a participant, the assignee’s current position will be reviewed as the assignee may need to join the pension scheme prior to accepting the overseas assignment. Any contributions made to the pension scheme will be included in the hypothetical tax and tax equalization calculations. The Company will tax equalize employee contributions up to a maximum of 8% at its absolute discretion.

No compensation to the assignee will be made for any loss of future pension / retirement benefits arising from having to opt out of a current company or personal pension plan due to accepting the assignment.
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ASSIGNMENT COMPENSATION AND ALLOWANCES

It is intended that the assignee does not gain or lose purchasing power as a result of the international assignment. For this reason, the Company uses a “compensation worksheet” approach in the form of a cost estimate. Under this approach, compensation and living expenses are calculated using standardized market data, which compares a comprehensive "market basket" at the home country work location to the host country work location.

Expenses such as housing, the cost of goods and services, and income taxes are normalized to ensure that, in principle, your out-of-pocket net income is approximately the same amount had the assignee remained in the home country. This methodology helps to ensure the assignee is not financially disadvantaged due to the change in living costs in the host country. To achieve this, the Company protects the home country salary against host country living costs through adjustments, allowances, and benefit provisions.

The Company reserves the right to deliver various elements of global assignment compensation, adjustments, and/or reimbursements in the most tax efficient manner, pursuant to the laws and regulations of each country. Where the global assignment policy and other Company-provided benefits have inconsistent applications, the assignment policy and local law will determine the final benefit provided. All benefits are provided as stated throughout this policy and as detailed in the Letter of Assignment.

Salary (CORE)

Base salary is determined according to the home country compensation policies and guidelines and denominated in the home country currency. It is therefore expected that while on assignment, the base salary will not change other than for typical merit and promotional increases. Eligibility for these types of recognition remains subject to the standard company processes and practices.

Merit and promotional increases for assignees are reviewed and awarded according to normal home country practice for all assignees and will be based on the performance of agreed upon goals with the host country assignment.
Incentive Bonus (CORE)

Bonus eligibility and practices is according to the home country policies and guidelines and denominated in the home country currency. Bonus is calculated based on host country performance while on assignment.
Long‐Term Incentive Awards (CORE)

Assignees will receive long term incentive awards under the same programs as in the home country. Prior to a stock distribution, your taxes will be reviewed by the Company’s designated international tax provider to determine the tax effect of your distribution in your home country and your host country. If you are wanting to exercise stock options, please advise the Company’s designated international tax provider prior to exercising your option.
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Other Compensation and Benefits

Relocation reimbursements, allowances and other "additional income" paid to the assignee will not be considered as earnings for determining compensation awards, bonus, benefits coverage, or deductions.
Relocation Expense Lump Sum Payment (CORE)

After agreeing to the terms of the assignment and signing the Repayment Agreement, the assignee will receive a relocation expense exception net payment designed to cover relocation expenses not covered by the policy. The payment is designed to reduce record-keeping requirements for expenses, simplify administrative processes, and provide the maximum flexibility to manage cash flow during relocation. If actual expenses are less than the payment, the assignee may retain the unused portion. Conversely, if expenses exceed the payment, the assignee will be responsible for these costs. No receipts are required to obtain this payment.

The relocation expense exception payment in the amount of $4,000 (USD) / 3,000 GBP or the local currency equivalent is provided to cover the following expenses but not limited to:

Vehicle registrations and driver’s license
Banking fees/charges for currency exchange
House cleaning
Childcare expenses
Mail forwarding
Small appliances
Tips and gratuities
Transformers and electrical adapters
Curtains, blinds, etc.

The Company will cover the miscellaneous relocation expenses associated with home finding, meals, and ground transportation to the host country when applicable. The payment will be calculated based on factors such as number of eligible accompanied dependents and destination.

•Meals: Meals for pre-assignment trip (if applicable), home-finding, and final move to the host country.
•Transportation to/from Airport: To be used for transportation to/from the airports in the home and host countries.
•Rental Car: For pre-assignment (if applicable) and home-finding trip only
•Hotel: For pre-assignment (if applicable) and home-finding trip, based on average rates in the host location

Airfare or rail travel costs and temporary accommodations are excluded.

Refer to the Travel to/from the Host Country section for guidance on booking travel and Temporary Accommodations section for further guidance.
Cost of Living Allowance (CORE, where applicable)

A Cost of Living Allowance (COLA) may be provided to ensure that the equivalent purchasing power of goods and services in the host country as in the home country. This allowance covers the differences in all living costs except housing, vehicle, taxes, and education, which are addressed separately in this policy up to a salary amount of $300,000 (USD) or 250,000 GBP or the local currency equivalent. Eligibility for the COLA begins on commencement of assignment in the host country. Payment of the allowance will cease once assignment ends, or to assume a new global assignment, or is localized.
    30    (Updated Sep 2023)

The Company’s designated market data provider will determine the data necessary to calculate any difference in the cost of a comparable market basket of goods and services between the home and host locations. A market basket, or a sample representation of goods and services, is priced in both the home country and the host country in order to determine the differential. The market basket includes, but is not limited to, the following categories: food at home (meat, fish, dairy; groceries; fruits and vegetables), tobacco and alcohol, personal care, furnishings and household operations, clothing, recreation, domestic service and food away from home.

While it is possible for the COLA to be negative in some home-host country combinations, reflecting much lower costs in the assignment location, negative COLA will not be deducted in the assignment salary calculation (i.e., it will be zero).

The assignee is responsible for the portion of costs that would have been used to purchase those goods and services in the home country. The Company will then provide an allowance which represents the difference for goods and services between the host location and the home location and is remitted on a monthly basis. Exchange rates will periodically be monitored. The host country allowance will be reviewed upon the following changes:

•Change in home country base salary
•Movement in exchange rate, up or down 5% or greater over a period of three consecutive months
•Change in number of eligible accompanied dependents in the host country

The allowance may be adjusted, either upward or downward, to reflect changes in the economic tables. Differentials between home and host countries will vary by salary, number of eligible accompanied dependents (full-time university dependents living away from host country residence for a period up to three months in a calendar year will be excluded from COLA calculation), and work location. Therefore, it is unlikely that assignees in the same assignment location will receive identical COLA. COLA will typically be paid in the home country on an on- going basis based as a net payment through payroll in the home country. Any tax and social security liability on this payment will be met by the company.
Host Country Housing and Utilities (CORE)

A host location housing budget is calculated by the Company’s designated market data provider. The housing budget is designed to help with the expense of rent and utilities costs for a rental property in the host country that would be reasonably expected according to the work location and number of eligible accompanied dependents. It is not the intent of the company to replicate home country housing, or a particular standard or lifestyle.

The housing budget reflects standard housing in the assignment location. Local real estate agents identify appropriate living communities for assignees based on safety and convenience. Housing budgets are based on work location and number of eligible accompanied dependents are established by a Company designated market data provider from actual cost surveys in these communities.

If the assignee chooses to exceed the approved housing budget, the excess spending is the assignee’s responsibility.
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The Company’s designated destination services provider will assist the assignee with identifying appropriate rental properties, property visits, lease negotiation, lease review and execution according to the Company’s requirements.

Due to the complexities of seeking residential rentals in foreign countries, unaccompanied home finding visits and lease offers without the Company’s designated destination services provider are not approved and such costs will not be covered or reimbursed.

In certain countries it is most tax effective for the Company to pay housing costs directly to the landlord. In those cases, the lease will be in the Company’s name and the Company will pay the rent directly to the landlord.

The Company will pay the cost of any required finder's fees, tax stamps, and security deposit, as well as any other normal and reasonable costs related to the lease agreement. The Company will also pay for renter’s content insurance (personal standard household items) and for specific maintenance charges such as lawn care and snow removal as long as they are within the approved rent budget included in the monthly rent.
Host Country Home Ownership

Host country home ownership can result in significant tax and legal consequences. The purchase of a residence in the host location is strongly discouraged due to the temporary nature of the international assignment. Should the assignee choose to purchase a residence; a housing benefit will no longer be provided. The assignee is required to notify the Company’s designated relocation provider prior to purchasing a property so that the housing support can be terminated. Should the assignee not notify the Company’s designated relocation provider in advance, there will be a requirement to reimburse any duplicative housing payments immediately to the Company.

In addition, no assistance will be provided for the purchase, sale, or operation of an owned residence in the host location. Any costs arising from such home ownership will be borne by the Assignee including payment of any utilities and maintenance. The Company accepts no responsibility for losses resulting from the purchase of housing in the host location; including but not limited to losses as the result of market conditions, exchange rate fluctuations, taxes, or other causes, including early termination of the assignment. In addition, should the purchase of housing increase individual tax liability in the host location, the Assignee will be responsible for this increased cost.

Dependent Education (CORE)

If the assignee has authorized eligible accompanied dependents, assistance with minor dependent schooling may be provided for these dependents who are of the country’s required minimum age to attend through the end of normal secondary education, based on the home country educational system.

Eligible accompanied dependents should attend the local, no-fee schools if their academic needs can adequately be met. If, due to a specific educational need or advancement concern, the dependents academic success cannot be met by the academic curriculum of the local school, the assignee may request a review. Authorization to select an alternative fee-based school will be considered after all factors have been evaluated. Assignee should be mindful of the dependent’s grade-level advancement upon return to the home country at the end of the assignment.
Examples of situations where academic needs would not be met are:
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•After the local educational system branches into a two-tier system (university preparation versus vocational or trade school preparation; higher/lower or shorter/longer stream); or
•When it is devoted to passing a special test connected with a two-tier system (e.g. in the British system when a child’s education is directed towards the passing of the “GCSE” or “Advanced” level examinations).

In the event that no-fee local host country schools are deemed to be inadequate as outlined above, assignees will be compensated for reasonable actual expenses of educating their eligible accompanied dependent children in an alternative fee-based school (for example, an international, private or special education needs school). To be compensated for costs of attending an alternative school, the school must be selected with prior approval of Global Mobility and the Host Leader.

If the eligible accompanied dependents attended private, fee-based schools in the home country, it is expected that the assignee will contribute the equivalent amount for private school education in the host country. Any remaining balance may be covered by the Company up to a cap of
$15,000 (USD) or the local currency equivalent per minor eligible accompanied dependent per academic year.
Primary and Secondary Education

The definition of primary and secondary education is based on that of the home country. In the event eligible accompanied dependent children have not yet completed secondary education (normally by age 18), the assignee will be reimbursed on an annual basis for each year the assignee are on assignment for the following educational expenses:

•Tuition, registration, and applications fees*
•Required textbooks

*Tuition, registration, and application fees are defined as any required expense that results from requirements to complete secondary education. Examples of acceptable reimbursable expenses include are semester/term tuition and registration fees, not covered are mandatory off-campus classroom work, field trips, language trips, music lessons, school uniforms, tutoring, extra- curricular activities, sports, summer camps, etc.

Educational reimbursements or allowances will be grossed-up to account for the additional tax liability.
Post‐Secondary Education

Post-secondary education is defined as any education undertaken after the end of secondary education (see section entitled "Primary and Secondary Education"). Costs for post-secondary education (such as university) will not be reimbursed.
Host Country Transportation (FLEXIBLE)

The assignee may dispose of personal automobile(s) at both the beginning and end of the assignment. Lease cancellation assistance may be provided. Refer to the Automobile(s) Lease Cancellation section for details.

Depending on the host country's local practices and requirements, the Company may cover transportation costs (grossed-up for the additional tax liability) in the host country by one of the
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following methods. However, no additional amount will be provided if the assignee is receiving a car benefit or allowance as part of the terms and conditions of his/her employment in the home country. A dual transportation benefit is not permitted.

•Pay a transportation allowance for public transportation needs.
•Pay a transportation allowance or direct payment to the leasing company to recognize costs needed to lease/own, insure, and operate (not including gas and standard maintenance costs) one personal vehicle in the host country.
•The provision of a company car for use in the host country. If provided the employee is expected to comply with host country and company rules and policies regarding the use of a company car.
•In hardship locations, the Company may provide a car with a driver if it is local custom or warranted based on security concerns (limited to one car with driver).

In accordance with local practice and policy in the host country, the assignee may be able to participate in the host country’s company car program. There is no guarantee that the assignee will be provided a car of the same or similar home country standard in the host country and no compensation or upgrade for this will be provided. If a car is provided, the assignee’s hypothetical tax calculation will be adjusted to reflect the car provision, in line with home country tax treatment of car benefits, where this is not already included.

Assignees must ensure they comply with local driving regulations and have the correct driving license and insurance. All applicable tests must be taken within the required time limits. The Company will not accept responsibility for the failure of an assignee to comply with local road transport regulations. The assignee may also be required to personally visit the car dealership or vehicle provider to pick-up and formally accept the vehicle for use during the assignment.

Local practice in the host country may not be customary to drive a personal vehicle, then either a transportation allowance or a company driver may be available to the assignee. This decision will be made by Global Mobility at its absolute discretion. If the assignee is provided with a company driver, information on how this provision may be utilized will be provided by Global Mobility.

If the assignee receives a cash allowance in lieu of a company car, then this allowance will be factored into the assignee hypothetical tax calculation.
Hardship Allowance (CORE)

The hardship allowance is paid in assignment locations established by the Company’s designated market data provider from actual cost surveys in these communities. The allowance is to recognize any difficult living, working, climatic conditions and physical hardships experienced while on assignment. The market data provider monitors periodically due to changing world conditions and competitive developments.
Healthcare Benefits (Core)

The Company will provide the assignee and eligible accompanied dependents International Health Insurance while on assignment. The premiums paid for these services will be covered while on assignment. Prior to returning to the home country, the assignee will be enrolled or permitted to enroll in any home country coverage, if applicable.

The assignee and the number of eligible accompanied dependents if covered by the medical plan and will have available medical, dental and vision coverage comparable to that in existence at the
    34    (Updated Sep 2023)

home country. The assignee may be required to complete an application for coverage. Benefit cards will be provided along with a briefing for International Health coverage prior to relocation.

Host country medical coverage, or private international medical insurance coverage, will be arranged for the period of the assignment to cover the assignee and any eligible accompanied dependent. This will depend on home country medical benefit provision currently in place including state provision.

It is the assignee’s responsibility to make sure they are aware of the process for obtaining healthcare including what to do if they or any eligible accompanied dependents has an accident and need emergency medical treatment.

TIME OFF BENEFITS (CORE)

During the global assignment, time off benefits will be in accordance with the Company policy of the home country and practice in the host country. Time off requests should be approved by the Host Leader and recorded in the home country time off system. Exceptions to this general rule as stated in other sections of this policy, (settling-in-time, public holidays, and emergency leave).
Working Hours and Public Holidays (CORE)

The assignee is subject to host country rules regarding working hours and practices, as well as the local public holiday schedule of the host country.
Home Leave (CORE)

The Company strongly encourages the assignee and eligible accompanied dependents to take up to two home leaves each assignment year so that they will have the opportunity to visit relatives, maintain business relationships, and attend to personal business. Home leave should not normally be taken within three months of the start and end of the assignment.

If the assignee elects not to travel to the home location or does not take a home leave, he/she will not be entitled to reimbursement or cash in lieu of home leave. Unused home leave may not be carried over.

While on home leave, the assignee should not be engaged in work in support of the host country business while physically present in the home country. Infrequent incidental business activities (responding to an occasional email or occasional phone call) are permitted, however, engaging robustly is prohibited. Should the assignee have questions about what activities are acceptable while on home leave, the assignee should contact Global Mobility prior to confirming plans to take home leave.

Airfare or rail travel must be in accordance with the Company business travel policy and guidelines.
The Company may provide or reimburse the following expenses associated with travel to/from to the host country based on the following guidelines:
•Roundtrip air or rail travel (or one-way, whichever is most economical) is to be pre- approved by the Host Leader and Global Mobility, booked (or rescheduled travel when necessary) in accordance with the home country travel policy and process, i.e. book
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(reschedule travel, if applicable) via the Company designated travel provider, use of a preferred airline or rail, select most economical roundtrip travel fare (or one-way for relocation/ repatriation travel to/from home location)
•Roundtrip travel (or one-way travel, whichever is most economical) and ground transportation cost reimbursements are limited to the lowest available direct route to/from the host location in line with the home country travel policy and approval via the normal authorization procedures.
It is incumbent upon the employee to record and obtain valid receipts for all expenses that will be submitted for reimbursement based on the instructions provided by Global Mobility.
Ground transportation (i.e. car rental, taxi, and subway), lodging and meals while on home leave are not reimbursable.
Each home leave trip must be recorded in the home country time off system and reported to Global Mobility and the Company relocation provider, where applicable.
Emergency Leave (CORE)

As a result of a serious illness or death of an eligible dependent (refer to the home country policy), provisions will be made for the assignee and eligible accompanied dependents, living at the host location to return to the location as agreed upon by the Company.

The assignee will be allowed reasonable paid time off at the discretion of the Host Leader to attend to a personal emergency. The assignee will be reimbursed for up to five days of reasonable rental car expenses (excluding gas, oil, tolls, and parking), meals and lodging in accordance with home country travel policy, as well as transportation to and from the airport, airport taxes, and other direct route transportation costs in the home country.

The Company will support the assignee and eligible dependents needs while dealing with this difficult situation and encourages use of the company’s EAP (employee assistance program) where available.

Refer to the Travel to/from the Host Country section for guidance on booking travel.

Medical Emergency (Core)

Should the assignee, qualifying partner or an eligible accompanied dependent suffer critical illness and cannot be treated effectively for the condition locally, the Company’s designated healthcare provider will provide support, and if necessary, the Company will reimburse travel expenses to the nearest center of competent medical knowledge and facilities for the individual to be treated.
Evacuation and Safety (CORE)

In the event of an emergency evacuation, the Company will assist the assignee and eligible accompanied dependents. The assignee and eligible accompanied dependents will be compensated for all transportation and living expenses while placed at the evacuation site. Should safe return to the host country in a reasonable period be unlikely, the Company will arrange for return to the home country.
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The assignee should be familiar with the Company emergency and evacuation plan at the host location, as well as with the general safety and security guidelines for the host location. The assignee also should check with the medical insurance carrier as there may be additional services provided as part of the benefits.

If the assignee’s property is seized, destroyed, or substantially damaged through one or more emergencies as defined by the Company and the assignee cannot secure full reimbursement via their private insurance coverage, then the Company, at its discretion, may reimburse some of the losses of essential items.

In the event that Global Security decides it is not safe for the assignee and eligible accompanied dependents to return to the host country, the assignment will end.
Employee Assistance Program ("EAP") (CORE)

The Company maintains a Global Employee Assistance Program (EAP) as part of the home country medical benefit which provides confidential professional assistance involving personal situations for the assignee and eligible accompanied dependents. The assignee is encouraged to use the Employee Assistance Program for counseling and assistance if needed.

ASSIGNMENT STATUS CHANGES
Extension of Assignment

Extension to one’s assignment is not a guarantee. At least six months prior to the anticipated assignment end date, the assignment will be formally reviewed by the home and host country HR managers who, in consultation with business leadership and Global Mobility, may decide one of the following outcomes at the conclusion of the assignment based on business needs:

•end of the assignment and repatriation to the home country;

•localization to the host country on local terms and conditions of employment;

•transfer to a new position/location in the host country, or to a new/other host country, on either local or international assignment terms; or

•extension of the assignment to a new timeframe as required by the business.

A decision to extend an assignee’s assignment status will result in a review of assignment benefits, terms, and work permits. An extension will include the issuance of an updated assignment letter which may include changes to the terms of the initial assignment based on policies in effect at the time of the extension. An assignment extension beyond a total of three years (with a further extension to a fourth year by exception) in either one or more countries must be submitted in writing and approved by the following leaders before any extension commitment:

•Senior Director Health, Retirement Benefits and Global Mobility;
•SVP or above responsible for relevant business or function;
•CHRO / HR Director for relevant business or function;
•EVP & Global Chief Human Resources Officer (CHRO)
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Sequential Assignments

If the assignee is sent on a sequential temporary assignment, under the terms of this policy or other international assignment policies, the assignee may be subject to the terms and conditions relating to the new assignment, based on the relevant policy in place at that time. All benefits related to the current assignment cease. The terms and conditions granted for the new assignment will be derived from the relevant policy.

Should an international assignee accept a new international assignment any time after repatriation to the home country, he or she will be eligible for the provisions of the international assignment policy in place at the time of the new assignment.
Conversion from a Short Term Assignment

If such a change in status is approved, the assignee will be subject to the terms of the relevant long term assignment policy in place at the time of the conversion. Short term assignment benefits will terminate.
Conversion to the Permanent International Transfer Policy

If such a change in status is approved, the assignee will be placed on the local payroll and receive local compensation and benefits. Depending on the immigration policies of the host country government or authorities, immigration sponsorship on a long-term basis should be carefully evaluated prior to the conversion. Assignment benefits will terminate.
Death on Assignment

If the assignee dies while on assignment, the eligible accompanied dependents will be entitled to the benefits as outlined in the Repatriation section in the policy and, at the Company’s discretion, any other assistance that is deemed appropriate.
End of the Assignment

The assignment ends when the assignee, in agreement with the Company:

•Repatriates to the home country to take up a new position with the Company;
•Begins a new assignment with the Company;
•Becomes a local hire at the host location or transfers permanently to a new location; or
•Ends employment with the Company.

On the assignment end date, the Company ceases all global assignment adjustments and benefits.
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REPATRIATION

The Company is committed to providing successful repatriation assistance at the conclusion of the assignment. The assignee and eligible accompanied dependents are authorized to return to the home country under the provisions of the policy that are in effect on the date of the most current assignment terms, including items as outlined below. All provisions will be approved by the Company in advance of the move.
Departure Services (CORE)

Departure services and support may be provided to the assignee and eligible accompanied dependents. the Company will reimburse the assignee for the costs to move out of the host country rental property in accordance with local standards. This may include: disconnection of utilities/telephone in the rental property and automobile lease termination costs (refer to the Automobile Lease Cancellation – Repatriation section. Departure services may include, but are not limited to, assistance with the following:

•Lease termination and return of security deposit
•Final walk through / inspection of rental
•Rental furniture pick-up
•Household service cancellations (e.g. utilities, yard, pool, etc.)
•Advise on insurance cancellations
•Closure of bank accounts
•Coordination of final housecleaning
•Advise on sale/disposal of car, major appliances, etc.

End of Tenancy – Assignee Responsibilities
The assignee is required to use a professional end of tenancy cleaning service. The cost of the cleaning services and any damage resulting from negligence is at the assignee’s expenses.

If the Company paid the security deposit upon securing the residential rental lease at the beginning of the assignment, the assignee is required to return the full security deposit the Company paid on the assignee’s behalf. It is the assignee’s responsibility to return the rental property in the same state in which it was received (taking into account normal wear and tear). The assignee will be responsible for the loss of any security deposit or additional costs due to neglect, damage, unauthorized alterations, or dilapidation to the rental property.

Repatriation Travel Expenses (CORE)
The assignee and eligible accompanied dependents will be reimbursed for costs associated with return air or rail travel to the home country in accordance with the Company business travel policy and guidelines provided for the trip to the host country at the beginning of the assignment.

Refer to the Travel to/from the Host Country section for guidance on booking travel.

Repatriation Expense Lump Sum Payment (CORE)

The assignee will receive a repatriation expense lump sum payment designed to cover normal and customary relocation expenses not covered by the policy. The payment is designed to reduce
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record-keeping requirements for expenses, simplify administrative processes, and provide the maximum flexibility to manage cash flow during relocation. If actual expenses are less than the payment, the assignee may retain the unused portion. Conversely, if expenses exceed the payment, the assignee will be responsible for these costs. No receipts are required to obtain this allowance.

The following items are included in the net lump sum payment:

•Miscellaneous Allowance: $4,000 (USD) or the local currency equivalent is provided to cover expenses such as:

•Vehicle registrations and driver’s license
•Banking fees/charges for currency exchange
•House cleaning
•Childcare expense

•Mail forwarding
•Small appliances
•Tips and gratuities
•Transformers and electrical adapters
•Curtains, blinds, etc.

It is expected to cover the miscellaneous relocation expenses associated with repatriation travel, meals, and ground transportation to the home country when applicable. The payment will be calculated for the assignee based on factors such as number of eligible accompanied dependents and destination.

•Meals: Meals for repatriation trip to the home country.
•Transportation to/from Airport: To be used for transportation to/from the airports in the home and host countries.
•Rental Car: For up to 4 weeks (if applicable)
•Hotel: For repatriation trip (if applicable), based on average rates in the home location

Airfare or rail travel costs and temporary accommodations are excluded. Refer to the Travel to/from the Host Country section for guidance on booking travel and Temporary Accommodations section for further guidance.
Automobile Lease Cancellation ‐ Repatriation (FLEXIBLE)

If the assignee is leasing an automobile at the time of the assignment and the lease contains a cancellation clause, the Company may reimburse the assignee for lease cancellation fees up to a maximum of $2,500 (USD) or local currency equivalent from the time the dealership is notified that the assignee is repatriating. The following must be supplied to receive lease cancellation reimbursement:

•Proof of payment of any cancellation charge
•The lease
•A legal document from the dealership releasing the assignee from all lease obligations, including cancellation charges
Cultural Re‐integration Assistance (FLEXIBLE)

To facilitate the process of moving back to the home country, the Company may provide a one- day program in efforts to prepare the assignee and eligible accompanied dependents for the differences that may be experienced in living, work, and school surroundings. The program is
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designed to assist in setting realistic expectations about returning home and adapting to daily living in the home environment.
Temporary Accommodations ‐ Repatriation (FLEXIBLE)

The Company may provide temporary accommodations according to similar provisions outlined at the beginning of the assignment up to 30 days.

Return Shipment of Household Goods (FLEXIBLE, when provided outbound at beginning of the assignment)

Repayment Agreement

As an indication of the assignee’s understanding of the global relocation program, the assignee is required to sign an agreement (“Repayment Agreement”) to repay certain relocation allowances, costs, and reimbursements should the assignee voluntarily resign and end the employment relationship or should the Company involuntarily (except in the event of a permanent reduction in force or job elimination or as deemed by the Company) separate the individual’s employment within a specific time period after the assignment begins. Regardless of the circumstances of the involuntary separation, the Company will pay for reasonable expenses incurred for return to the home country (inclusive of eligible accompanied dependents and household goods), but not to a secondary location. An assignee who voluntarily resigns their employment at any time during the assignment will not receive reimbursement for expenses incurred to return to the home country to include travel expense for assignee and eligible accompanied dependents and expenses incurred to ship any household goods.

The Company will provide the assignee with the Repayment Agreement which the assignee must sign and return as soon as he/she has agreed to the assignment. Funds associated with this assignment policy will not be disbursed until the Repayment Agreement has been signed and is on file.

Retention of any payments made under the relocation program is expressly conditioned on continued employment with the Company. It is understood that nothing in this policy guarantees that the Company will employ the assignee for any specified period of time.

TERMINATION

The assignee will be required to repay expenses paid according to the terms of the Repayment Agreement should the assignee voluntarily resign from the Company or is terminated for cause as defined in the applicable local plan or policy.
Involuntary Termination

In the event that the assignee is involuntarily terminated for cause or otherwise, the assignee will receive the following limited benefits:
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•Return airfare classified as the most economical class airfare (in accordance with the Company business travel policy) to the original home country location for the assignee and the eligible accompanied dependents; and
•Shipment of household goods to the original home country location in the manner and weight as described in this policy.

If an assignee is involuntarily terminated, the assignee is not eligible for any other benefit inclusive of repatriation benefits. The assignee may be required to repay any host housing lease cancellation as part of the Repayment Agreement.

To be eligible for air or rail transportation and shipping benefits, they must occur within a period of 30 days after the effective date of termination or earlier as required by immigration regulations (assignee and eligible accompanied dependents must depart the country by a date certain if employment has ended). Should the assignee choose not to exercise the option of transportation and moving expense outlined above, no substitute payment will be made nor extensions authorized.

All other provisions are pursuant to the applicable home country program or agreement.
Voluntary Termination

If the assignee voluntarily terminates employment while on a global assignment, the assignee is required to give notice in writing to Global Mobility and the host and home country leader at least 60 days in advance of the effective separation date.

The assignee is solely responsible for incurring the expense of return travel for self and eligible accompanied dependents and the return shipment of household goods.

Please note that the work permit/visa status may immediately be impacted upon termination of employment with the Company. Therefore, it is the recommendation of the Company that the assignee contact the local Consulate or Embassy in order to discuss status prior to the effective termination date.

The assignee is required to repay expenses paid according to the terms of the Repayment Agreement.

All other provisions are pursuant to the applicable home country program or agreement.
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Appendix A – Terminology

Base Salary
Standard monthly salary (excluding adjusted compensation, bonuses, deferred compensation, adjustments, reimbursement, etc.) as determined by established salary administration policies in the home country.

Compensation Worksheet
An international compensation tool used to initiate payroll changes between the home/host compensation worksheet is also used to determine the distribution of compensation between the home/host countries.

Dependents
Dependents are defined as the members of immediate family sharing the residence with the assignee in a bona fide dependency status; e.g., legal qualifying partner, minor children, or other relatives whose status qualifies as dependency under tax/legal statutes in the home country and the Company. A legal qualifying partner is one who has legal qualifying partner recognition/rights from the home-country government. This does not include common-law marriage unless the home country recognizes it (usually with a certificate) as a legal marriage.

Destination Services
Provider hired by our service provider, in host country to assist the assignee and eligible accompanied dependents with home finding, schools, and other desires to ensure settling in to a productive and successful assignment in host country using skill, legitimacy, and resources.

EAP	"Employee Assistance Program." Confidential telephonic and face-to-face counseling and referrals, as well as unlimited web-based resources for mental health and work life issues.
Gross-Up	Eligible relocation and assignment expenses that are added to earnings as taxable income. The Company will make a "Tax Gross-Up" payment on to cover some of the additional taxes that are due.
Home Country	The country where employment and payroll resides.
Host Country	The country where the international assignment is located.
Hypothetical Tax
A negative compensation item (deduction), which is contribution to the overall tax liability (the balance of which is paid by the Company). It is based on the tax (and social security) liability that the assignee would have paid if the assignment did not take place.

International Assignee	The assignee who, at the request of the Company, undertakes an assignment outside of the home country with the intention of returning.
Assignment Letter
Statement of the terms and conditions that are to apply for the duration of the assignment. The letter is an amendment to your current terms and conditions (company offer letter) but is not either an explicit or implied contract of employment.

Primary Residence
The location in which the assignee resides full-time prior to the assignment. Must be occupied by the assignee and eligible accompanied dependents, or was being purchased, in the home location prior to the assignment. Must be within normal commuting distance from the home office location and is a year- round home (i.e., not a vacation property).

Property Management
A third-party vendor hired by the Company to manage your property in the home country while on assignment in the host country. Services include, but are not limited to, leasing and tenant relations, financial management, and field services.

Relocation	The physical movement of the assignee and eligible accompanied dependents and their household goods from the home country to the host country.
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Repatriation	Assignee and eligible accompanied dependents return to the home country.
Repayment Agreement
A Repayment Agreement that specifies repayment of specific relocation expenses should your employment status with the Company change while on assignment must be signed before the assignment can be initiated or any relocation allowances paid.

Tax Equalization
Approach through which the combined home/host country tax liability on WBA income is no greater than the normal home country tax liability the assignee would have incurred on that same income. The Company will pay the difference, if any.

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Appendix B ‐ Shipment Exclusions

If the assignee wishes to ship and/or store any of the items listed in the sections below, all related charges and expenses (including insurance) would be the individual’s responsibility. The Company will not accept any loss or damage claims for these items. In addition, the assignee may not be allowed to ship or store such items due to relevant legislation and procedures:

Shipping Exclusions (This list is only a guideline and the Company reserves the right to exclude other items from time to time)

•All flammable items such as paints, varnishes, aerosol cans, combustible liquids, corrosives, and explosives; liquid propane tanks and scuba tanks;
•Ammunition, firearms, and fireworks;
•Illegal substances;
•Pornographic material;
•Automobiles, motorcycles, recreational vehicles, airplanes and gliders, boats, canoes/kayaks, boat kits, inboard marine engines, jet skis, snowmobiles, outboard motors, drones, and related automotive equipment;
•Riding mowers and tractors;
•Food stuff, other perishable items; drinking alcohol;
•Animals not allowed into host country (per host country regulations);
•Plants, shrubs, and trees;
•Bulky/heavy low value to weight ratio items such as cordwood, brick, sand, lumber and other building materials, and utility sheds;
•Bulky/heavy wood working shop equipment or other hobby equipment of similar nature;
•Swing sets, climbing gyms, and playhouses;
•Satellite television/radio receiving discs/dishes and related equipment;
•Hot tubs, spas, whirlpool baths, and saunas;
•Major household appliances (e.g., refrigerators, freezers, stoves, washers, and dryers) except for overland moves within a continent;
•Antiques, collector's items, pianos and musical instruments, valuable works of art, jewelry, and other items of high value;
•Any item intended for resale or private business use; and
•Personal and household effects, furniture, or other articles, not for the assignee's (or eligible dependents’) own use.
•Drones will not be shipped.

No dismantling or reassembling of the following although the Company reserves the right to exclude others from time to time:
•Swimming pools, swing sets, tool sheds, playground equipment, game tables, and basketball equipment
•No removal of draperies, carpets, satellite dishes, venetian blinds, permanently affixed mirrors, cornices, or valences.
•No house cleaning, mail or debris removal, no snow removal.

DISCLAIMER: This list may not include all host-country-specific exclusions. The designated provider can review all exclusions in detail upon request. It is the responsibility of the assignee to understand the exclusions and ensure that they are followed. Any fines that result from not following the exclusions and packing requirements are the responsibility of the assignee.
    45    (Updated Sep 2023)